                                                                                                        Exhibit 16.1
November 19, 2007

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as the principal independent registered public accounting firm for Earth Biofuels, Inc. On October 8, 2007, our appointment as the Corporation’s principal independent registered public accounting firm was terminated. We have read the Earth Biofuels, Inc.’s statements included under Item 4.01 of its Current Report on Form 8-K, dated September 28, 2007, and we are in agreement with such statements as they relate to our firm.

\S\ Malone & Bailey, PC

MALONE & BAILEY, P.C.
www.malone-bailey.com
Houston, Texas